Exhibit 99.2

FOR IMMEDIATE RELEASE

INTERNATIONAL COAL GROUP, INC.

ANNOUNCES INCREASE IN SIZE TO $195 MILLION OF CONVERTIBLE SENIOR NOTES

OFFERING

Scott Depot, West Virginia, July 26, 2007 – International Coal Group, Inc. (“ICG”) (NYSE: ICO) today announced that it has increased the size of its previously announced offering of $180.0 million aggregate principal amount of 9.00% Convertible Senior Notes due 2012 to $195.0 million. Similarly, the Company has also increased the size of the 30-day over-allotment option from to $27.0 million to $30.0 million. Subject to customary closing conditions, ICG continues to expect the offering to close on July 31, 2007.

The notes will be ICG’s senior unsecured obligations, ranking equal in right of payment with all of ICG’s existing and future unsecured senior indebtedness. The notes will be guaranteed on a senior unsecured basis by all of the Company’s existing subsidiaries. The notes and the guarantees will be effectively subordinated to the Company’s and the guarantors’ secured indebtedness to the extent of the value of the related collateral.

Interest on the notes will be paid semi-annually on August 1 and February 1 at a rate of 9.00% per year. The notes will be convertible upon satisfaction of certain conditions. The principal amount of the notes will be convertible into cash, and amounts above the principal amount will be convertible into shares of ICG common stock or, at ICG’s option, cash. The initial conversion rate will be of 163.8136 shares per $1,000 principal amount of notes, subject to adjustment. This is equivalent to an initial conversion price of approximately $6.10 per share, representing a premium of 45% relative to the last reported sale price on July 25, 2007 of ICG’s common stock of $4.21 per share. If the average of the volume-weighted average price per share of ICG common stock for the 20 consecutive trading days ending on August 1, 2008 is less than $4.21, then the conversion rate will automatically be adjusted so that the conversion price is equal to the greater of (1) 145% of such average volume-weighted average price and (2) $4.21.

Upon the occurrence of certain events, holders may require ICG to repurchase all or some of their notes for cash equal to 100% of the principal amount to be repurchased plus accrued and unpaid interest. The notes will mature on August 1, 2012.

ICG estimates that the net proceeds from the offering will be approximately $188 million (or approximately $217 million if the initial purchaser exercises its over-allotment option in full) after deducting discounts, commissions and estimated offering expenses. ICG intends to use the net proceeds to repay all amounts outstanding under its $25 million bridge loan facility, repay $65 million outstanding under its senior credit facility and for general corporate purposes.

The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy such notes and is issued pursuant to Rule 135c under the Securities Act.

General Information

ICG is a leading producer of coal in Northern and Central Appalachia and the Illinois Basin. The Company has 11 active mining complexes, of which 10 are located in Northern and Central Appalachia and one in Central Illinois. ICG’s mining operations and reserves are strategically located to serve utility, metallurgical and industrial customers throughout the Eastern United States.

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For more information, contact: Ira Gamm, vice president – investor and public relations, at (304) 760-2619.

Forward-Looking Statements

This press release contains certain statements that are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements are subject to various risks and uncertainties, actual results may differ materially from those implied in the forward-looking statements. The following factors are among those that may cause actual results to differ materially from the forward-looking statements: market demand for coal, electricity and steel; availability of qualified workers; future economic or capital market conditions; weather conditions or catastrophic weather-related damage; ICG’s production capabilities; the consummation of financing, acquisition or disposition transactions and the effect thereof on ICG’s business; ICG’s plans and objectives for future operations and expansion or consolidation; ICG’s relationships with, and other conditions affecting, ICG’s customers; the availability and cost of key supplies or commodities, such as diesel fuel, steel, explosives or tires; prices of fuels which compete with or impact coal usage, such as oil or natural gas; timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; risks in coal mining; unexpected maintenance and equipment failure; environmental, safety and other laws and regulations, including those directly affecting ICG’s coal mining and production, and those affecting ICG’s customers’ coal usage; competition; railroad, barge, trucking and other transportation availability, performance and costs; employee benefits costs and labor relations issues; replacement of ICG’s reserves; ICG’s assumptions concerning economically recoverable coal reserve estimates; availability and costs of credit, surety bonds and letters of credit; title defects or loss of leasehold interests in ICG’s properties which could result in unanticipated costs or inability to mine these properties; future legislation and changes in regulations or governmental policies or changes in interpretations thereof, including with respect to safety enhancements; the impairment of the value of goodwill; the ongoing impact from the Sago mine accident; ICG’s liquidity, results of operations and financial condition; the adequacy and sufficiency of ICG’s internal controls and legal and administrative proceedings, settlements, investigations and claims. Forward-looking statements made by ICG in this press release or elsewhere speak only as of the date on which the statements were made. See also the “Risk Factors” of our 2006 Annual Report on Form 10-K/A, which is currently available on our website at www.intlcoal.com. New risks and uncertainties arise from time-to-time, and it is impossible for ICG to predict these events or how they may affect ICG or its anticipated results. ICG has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date of issue, except as may be required by law.